UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) July 6, 2007 (June 30, 2007)
Baldwin Technology Company, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

1-9334	13-3258160

(Commission File Number)	(IRS Employer Identification No.)

Two Trap Falls Road, Suite 402, Shelton, CT	06484

(Address of Principal Executive Offices)	(Zip Code)
203-402-1000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 30, 2007, Baldwin Technology Company, Inc. (the “Company”) entered into a new employment agreement with Karl S. Puehringer, replacing an earlier agreement dated August 17, 2005 and subsequent amendments thereto. Mr. Puehringer was elected Chief Executive Officer of the Company, effective July 1, 2007. Mr. Puehringer’s employment agreement is effective as of June 30, 2007 for a term expiring on June 30, 2012. It contains a provision for automatic extensions for additional five (5) year periods unless earlier terminated.
     Under the agreement, Mr. Puehringer’s base salary is initially set at $400,000 subject to annual adjustment. Mr. Puehringer’s agreement also provides for annual incentive compensation in an amount to be determined by the Compensation Committee of the Board of Directors under the Company’s Management Incentive Compensation Plan and for certain supplemental retirement benefits to Mr. Puehringer following retirement from service with the Company. In the event of a termination of employment, certain amounts will be payable to Mr. Puehringer, such amounts to depend upon whether the termination was initiated by the Company or by Mr. Puehringer, whether the termination was with or without cause (as defined in the agreement) or with or without Company consent, or whether the termination was due to death or disability. In certain instances, such as Company termination without cause or upon the occurrence of certain events (as set forth in the agreement), the severance payments payable to Mr. Puehringer may amount to 2.9 times his then annual base salary. The agreement also provides that, for a period of three years after the termination of his employment, Mr. Puehringer will not compete, directly or indirectly, with the Company. A copy of the agreement between the Company and Mr. Puehringer is filed herewith as Exhibit 10.1 and is hereby incorporated by reference.
     On June 30, 2007, the Company entered into a new employment agreement with Gerald A. Nathe, the Company’s Chairman, replacing an earlier agreement effective March 19, 2001 and subsequent amendments thereto. Mr. Nathe also was previously the Chief Executive Officer of the Company. Mr. Nathe’s employment agreement is effective as of June 30, 2007 for a term expiring on June 30, 2010.
     Under the agreement, Mr. Nathe’s base salary is initially set at $350,000 subject to annual adjustment. Mr. Nathe’s agreement also provides for the payment of annual deferred compensation to Mr. Nathe in the amount of $160,000 following the termination of his employment with the Company. In the event of a termination of employment, certain amounts will be payable to Mr. Nathe, such amounts to depend upon whether the termination was by the Company or by Mr. Nathe, whether the termination was with or without cause (as defined in the agreement) or with or without Company consent, or whether the termination was due to death or disability. In certain instances, such as Company termination without cause or upon the occurrence of certain events (as set forth in the agreement), the severance payments payable to Mr. Nathe may amount to 2.9 times his then annual base salary. The agreement provides that, for a period of three years after the termination of his employment, Mr. Nathe will not compete, directly or indirectly, with the Company. The agreement also provides for a transfer by the Company to Mr. Nathe, at no cost to Mr. Nathe, of up to one hundred sixty thousand (160,000) shares of the Company’s Class A Common Stock, in four equal installments of forty thousand (40,000) shares each, when, in the case of the first such installment, the market value of the Company’s Class A Common Stock has attained $7.87 per share, and, in the case of each subsequent installment, such market value has increased by $2.00 per share over the market value at which the previous installment was earned. A copy of the agreement between the Company and Mr. Nathe is filed herewith as Exhibit 10.2 and is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits
(c)	Exhibits

10.1	Employment Agreement between Baldwin Technology Company, Inc. and Karl S. Puehringer, effective as of June 30, 2007.

10.2	Employment Agreement between Baldwin Technology Company, Inc. and Gerald A. Nathe, effective as of June 30, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BALDWIN TECHNOLOGY COMPANY, INC.
By:	/s/ John P. Jordan
	Name:	John P. Jordan
	Title:	Chief Financial Officer

Dated: July 6, 2007